UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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March 14, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Republic First Bancorp, Inc. to be held on Tuesday, April 22, 2008, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA  19102.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2007 Annual Report to shareholders and Form 10-K.

We look forward to seeing you at the meeting.

Sincerely,

Harry D. Madonna
Chairman of the Board of Directors
Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.

Two Liberty Place, 50 S. 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

_______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2008
_______________________

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN THAT the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, April 22, 2008, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA  19102 to consider and act upon:

1.	The election of three (3) Class I Directors of the Company, to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualify; and

2.	Such other business as may properly come before the Annual Meeting.

Only shareholders of record of the Company at the close of business on March 3, 2008, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

March 14, 2008	Sincerely,

Denise Tinney
Corporate Secretary

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

__________________

TABLE OF CONTENTS
______________________

REPUBLIC FIRST BANCORP, INC.

Two Liberty Place, 50 S. 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, April 22, 2008

_____________________

PROXY STATEMENT
_____________________

General Information

This Proxy Statement has been prepared and is being distributed in connection with the solicitation by the Board of Directors of Republic First Bancorp, Inc. (the “Company”) of proxies in the enclosed form for use at the 2008 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 22, 2008, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA  19102 (such meeting and any adjournment(s) or postponement(s) thereof are herein referred to as the “Annual Meeting”).  This Proxy Statement is first being given or sent to shareholders of the Company on or about March 14, 2008.

The agenda for the Annual Meeting includes the election of three (3) Class I Directors of the Company, to serve until the 2011 Annual Meeting of Shareholders and until their successors are elected and qualify, such other business as may properly come before the Annual Meeting, and a presentation by management of the Company.

Solicitation of Proxies

Your proxy is being solicited by the Board of Directors of the Company (the “Board”) for use in connection with the Annual Meeting.  The cost of such solicitation will be borne by the Company.  Proxies may be solicited in person or by mail, telephone, telegram, mailgram or other means by Directors, officers, and employees of the Company. Such persons will not receive any fees for such solicitation.  Banks, brokers, nominees, fiduciaries and other custodians will be requested to forward such soliciting material to the beneficial owners of shares held of record by them, and such banks, brokers, nominees, fiduciaries and other custodians may be reimbursed for their expenses.

Voting Securities, Quorum and Required Vote

The record date for voting at the Annual Meeting was the close of business on March 3, 2008 (“the Record Date”).  As of the Record Date, there were 10,800,546 outstanding shares of common stock, par value $0.01 per share, of the Company.  Holders of the Company’s common stock are entitled to one vote per share in the election of each Class I Director to be elected and on any other matters to be voted upon at the Annual Meeting.  As of the date hereof, no shares of any other class of the Company’s capital stock are issued or outstanding.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the purpose of conducting business at the Annual Meeting.

Abstentions and broker non-votes (shares held by brokers on behalf of their customers which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.

Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy in the Annual Meeting and entitled to vote on the election of Directors.  Any other matters that may properly come before the Annual Meeting will be approved if a majority of the votes cast are voted in favor of the action, unless the question is one upon which a larger or different vote is required by express provision of law or by the Company’s Articles of Incorporation or By-laws.

Voting and Revocability of Proxies

Unless contrary instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein.  As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the election of the Class I Directors.  If any other business properly comes before the Annual Meeting, the persons designated in the enclosed proxy will vote on such business in accordance with their best judgment.

Any shareholder who executes and returns a proxy card may revoke it at any time before it is voted by delivering to Denise Tinney, Corporate Secretary of the Company, at the principal executive offices of the Company at Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, a later-dated proxy or written notice of revocation, or by attending the Annual Meeting and voting in person.

Shareholder Communications with Directors

Any shareholder may communicate with the Board, or any individual member or members of the Board, by directing his, her or its communication to the Corporate Secretary at Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19102, together with a request to forward the communication to the intended recipient or recipients.  In general, all shareholder communication delivered to the Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions.  The Corporate Secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1

Election of Directors

The Company’s By-laws provide that the Board may consist of not less than five Directors and not more than 25 Directors, classified into three classes, as nearly equal in number as possible, with the specific number of Directors fixed from time to time by resolution of the Board.  The members of one class of Directors is elected at each Annual Meeting and each class of Directors serves for approximately three years.  The classes of Directors have been designated as “Class I,” “Class II” and “Class III.”

The Board fixed the number of Directors at eight in November 2007, reducing the number from nine following the resignation of Steven J. Shotz.  Currently, the Class I Directors are Harry D. Madonna, William W. Batoff and Louis J. DeCesare; the Class II Directors are Robert J. Coleman, Lyle W. Hall, Jr. and Harris Wildstein, Esq.; and the Class III Directors are Neal I. Rodin and Barry L. Spevak.  Mr. Shotz had been a Class III Director.

The incumbent Class II Directors will continue in office until the Company’s 2009 Annual Meeting of Shareholders and the incumbent Class III Directors will continue in office until the Company’s 2010 Annual Meeting of Shareholders.  All Directors will hold office until the Annual Meeting of Shareholders at which their terms expire and until the elections and qualification of their successors.

Upon the recommendation of the Nominating Committee, the Board has nominated Harry D. Madonna, William W. Batoff, and Louis J. DeCesare for reelection as Class I Directors, to serve until the Company’s 2011 Annual Meeting of Shareholders and thereafter until their successors are elected and qualify.  All of the Director nominees have agreed to stand for election.  In the event, however, that one or more director nominees, for any reason, become unavailable for election or service as Directors, the Board may designate a substitute nominee or nominees to replace him or them and the persons designated in the enclosed proxy will vote for the election of such other person or persons as the Board may recommend.

The Company’s common stock is listed on the Nasdaq Global Market and we have determined the independence of the members of our Board and committees under the Nasdaq listing standards.  The Board determined that under Nasdaq independence standards Messrs. Batoff, Coleman, Hall, Rodin and Spevak, constituting a majority of the members of the Board of Directors, are independent, and that all of the members of the Audit, Nominating and Compensation Committees are independent.  The Directors who were determined to be not independent were Messrs. Madonna, DeCesare and Wildstein. Steven J. Shotz, who served as a Director until November, 2007, was determined by the Board to be not independent under Nasdaq listing standards.

Director Nominees

The following individuals have been nominated for election to the Board as Class I Directors, each of them to serve until the 2011 Annual Meeting of Shareholders and until his successor is elected and qualifies.

Harry D. Madonna, age 65 has been the Chairman of the Company and its wholly-owned banking subsidiary, Republic First Bank (the “Bank”), since 1988, and Chief Executive Officer of the Company and the Bank since January 2002.  Mr. Madonna has been Chairman of the Board of Directors of First Bank of Delaware since 1999, and its Chief Executive Officer since January 2002.  Mr. Madonna was of counsel to Spector Gadon & Rosen, P.C., a general practice law firm located in Philadelphia, Pennsylvania, from January 1, 2002 until June 30, 2005, and prior to that, was a partner of Blank Rome Comisky & McCauley LLP, a general practice law firm located in Philadelphia, Pennsylvania, since 1980.

William W. Batoff, age 73, has been a Director of the Company and the Bank since 1988 and a Director of First Bank of Delaware since 1999.  Since 1996, he has been the Managing Director of William W. Batoff Associates, a government relations consulting firm.  Prior to that, Mr. Batoff was a senior consultant of Cassidy & Associates, a government relations consulting firm, since 1992, and has been a Presidential Appointee to the Advisory Board of the Pension Benefit Guarantee Corporation (PBGC) a United States Government Agency.

Louis J. DeCesare, age 48, has been a Director of the Company and the Bank since February 2006.  Mr. DeCesare has been President of the Bank since December 2006.  Previously, Mr. DeCesare was the Executive Vice President and Chief Lending Officer of the Bank since November 2003.  Prior to that, Mr. DeCesare served as a Vice President of Commercial Lending of Commonwealth Bank from 1998 until 2002.  He was Regional Vice President of Commerce Bank from 1994 to 1998.

Continuing Directors

Each of the following individuals is an incumbent Director who will continue to serve as a Director of the Company until the end of his respective term or until his successor is elected and qualifies.

Class II Directors

Robert J. Coleman, age 71, has been a Director of the Company and the Bank since April 2003.  He has also been the Chairman and Chief Executive Officer of Marshall, Dennehey, Warner, Coleman & Goggin, a defense litigation law firm, since 1974.

Lyle W. Hall, Jr., age 63, has been a Director of the Company and the Bank since April 2004.  He has been a Director of First Bank of Delaware since November 2007.  Mr. Hall has been the President of Deilwydd Partners, a real estate and financial consulting company, since 1987.  Prior to that, Mr. Hall was the Executive Vice President and Director of Butcher & Company, a New York Stock Exchange Investment Banking Company.  Mr. Hall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Harris Wildstein, Esq., age 63, has been a Director of the Company and the Bank since 1988.  Since 1999, Mr. Wildstein has been a Director of the First Bank of Delaware.  Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC.  He has been the Vice President of R&S Imports, Ltd., an automobile dealership since 1977 and President of HVW, Inc., an automobile dealership, since 1982.

Class III Directors

Neal I. Rodin, age 62, has been a Director of the Company and the Bank since 1988.  Mr. Rodin has been the Managing Director of the Rodin Group, an international real estate investment company, since 1988, and has been the President of IFC, an international financing and investing company, since 1975.

Barry L. Spevak, age 47, has been a Director of the Company since April 2004.

He has also been a partner with Miller Downey Spevak Kaffenberger, Limited, a certified public accounting firm, since 1991 and serves on the board of directors of the Recording for the Blind and Dyslectic.

As noted above, Messrs. Madonna, Batoff, Hall and Wildstein are members of First Bank of Delaware’s Board of Directors.  First Bank of Delaware’s class of common stock is registered with the Federal Deposit Insurance Corporation, or “FDIC,” pursuant to section 12 of the Securities Exchange Act of 1934, as amended.  Mr. Rodin and Mr. Batoff are brothers-in-law.

Committees of the Board of Directors

The Company’s Board of Directors conducts much of its business through Board committees, including a standing Audit Committee, Nominating Committee and Compensation Committee.

Audit Committee. Messrs. Hall (chair), Batoff and Spevak serve as members of the Audit Committee.  The Board of Directors has determined that Mr. Hall is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K, and is “financially sophisticated,” as that term is defined under Nasdaq rules.  All members of the Audit Committee are independent under Nasdaq listing standards, including the independence criteria applicable to audit committee members.  The Audit Committee held four meetings during 2007, and it operates under a written charter approved by the Board.  A copy of the Audit Committee’s charter is available on the Company’s website at www.rfbkonline.com.  The purposes of the Audit Committee are to:

•
assist the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the Company’s management of market, credit, liquidity and other financial and operational risks;

•
decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and

•	prepare the report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission, or “SEC,” for inclusion in the Company’s annual proxy statement.

Compensation Committee.  Messrs. Batoff (chair), Hall, and Rodin serve as members of the Compensation Committee.  All members of the Compensation Committee have been determined by the Board to be independent under Nasdaq listing standards, “non-employee directors,” as defined in SEC Rule 16b-3, and “outside directors,” as defined for purposes of Internal Revenue Code Section 162(m).  The Compensation Committee held one meeting in 2007.  The Compensation Committee operates under a written charter approved by the Board.  A copy of the Compensation Committee’s charter is available on the Company’s website at www.rfbkonline.com.  The Compensation Committee’s responsibilities include the following.

•	Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer.

•
Evaluate at least annually the Chief Executive Officer’s performance in light of established goals and objectives and, based on such evaluation, have sole authority to determine the Chief Executive Officer’s annual compensation.

•	Review and make recommendations to the Board of Directors with respect to compensation for other executive officers, incentive-compensation plans and equity-based compensation plans.

•	Review and make recommendations to the Board of Directors with respect to the compensation of Directors.

•	Administer, interpret and determine awards pursuant to the Company’s stock-based incentive compensation plans.

•
Have the sole authority, in its discretion, to retain and terminate any consulting firm to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve the firm’s fees and other retention terms.

The Compensation Committee meets at such times as it determines to be necessary or appropriate, but not less than once a year.  The Compensation Committee has the sole authority to establish the compensation of the Chief Executive Officer of the Company and the Bank and may not delegate such authority, except to a subcommittee.  It also established the compensation of the President and Chief Operating Officer of the Bank.  The Chief Executive Officer has the primary responsibility for determining the amount and form of compensation of the other executive officers of the Company and consults with the Compensation Committee on such matters.  The Compensation Committee is empowered to engage independent compensation consultants, but did not do so during 2007.  In 2006, however, the Compensation Committee did engage Strategic Compensation Planning, Inc., of Malvern, Pennsylvania, to assist the Compensation Committee in structuring the employment agreements for the Chief Executive Officer of the Company and the Bank and the President and Chief Operating Officer of the Bank.  See “Executive Compensation” on page 15 for more information regarding these employment agreements.

The Compensation Committee is also responsible for periodically reviewing the amount and form of director compensation paid to non-employee directors.  The Compensation Committee recommends proposed changes in director compensation to the Board as appropriate, from time to time, and any changes in director compensation are approved by the Board.

Nominating Committee.  Messrs. Rodin (chair), Hall, and Batoff serve as members of the Nominating Committee.  All members of the Nominating Committee have been determined by the Board to be independent under Nasdaq listing standards.  The Nominating Committee held one meeting in 2007.  The Nominating Committee operates under a written charter approved by the Board.  A copy of the Nominating Committee’s charter is available on the Company’s website at www.rfbkonline.com.

The Nominating Committee oversees the composition and operation of the Company’s Board, including identifying individuals qualified to become Board members, recommending to the Board Director nominees for the next Annual Meeting of Shareholders, and filling vacancies occurring between annual shareholder meetings.  It identifies Director candidates by considering the recommendations of the Company’s Directors, executive officers and shareholders, as well as those of experts and consultants of the Company.  The Nominating Committee evaluates candidates it has identified or who have been recommended to it based on the selection criteria provided in the Nominating Committee Charter and other criteria deemed relevant by the Nominating Committee, including each candidate’s background and experience, as well as the candidate’s ability to act in the best interest of the Company’s shareholders, honesty and integrity.

The Nominating Committee evaluates Director candidates recommended by shareholders in the same manner that it evaluates other Director candidates.  The procedures for shareholders to recommend Director candidates are described under the heading “Shareholder Proposals and Nominations for the 2009 Annual Meeting” on page 29.

Meetings of the Board and Attendance

During 2007, the Directors held six Board meetings.  All of the Directors attended at least 75% of all of the meetings of the Board and the meetings of all committees of the Board on which such Director served.

The Bank encourages all incumbent Directors and nominees for election as Directors to attend the Annual Meeting.  All then-serving Directors attended the Bank’s 2007 Annual Meeting of Shareholders.

Executive Officers

The following sets forth certain information regarding the executive officers of the Company.  Information pertaining to Harry D. Madonna, who is both a Director and Chief Executive Officer of the Company and the Bank, and to Louis J. DeCesare, who is both a Director and is President and Chief Operating Officer of the Bank, may be found in the section entitled “Director Nominees” at page 4.

Paul Frenkiel, age 55, has been the Chief Financial Officer of the Company and the Bank since November 2000.  He is also the Chief Financial Officer of First Bank of Delaware, a position he has held since November 2000, and previously served as a Director of First Bank of Delaware from January 2002 until April 2004.  Mr. Frenkiel served as the Chief Financial Officer of JeffBanks Inc., a bank holding company, from 1987 until April 2000.

Neena Miller, age 43, served as chief credit officer since June 2005. She has also served as a relationship and lending manager from December 1999 through May 2005. She was a relationship manager at both PNC and Mellon banks from April 1992 through November 1999.

Randy McGarry, age 40, has been the Executive Vice President and the Chief Operations Officer of the Bank since January 2005.  He also has served as Executive Vice President and the Chief Operations Officer of First Bank of Delaware since January 2005.  Prior to that, Mr. McGarry served as an Operations Officer from June, 1998 through December 2004.  Prior to that, Mr. McGarry served in various operational functions since October 1991.

Paul A. Verdi, Jr., age 45, has been an Executive Vice President and Chief Retail Banking Officer of the Company, the Bank and First Bank of Delaware since September 1994.  Prior to that, Mr. Verdi served as Vice President/Area Manager of First Fidelity Bank since 1986.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES.

Compensation Discussion and Analysis

Overview of the Executive Compensation Program. The Company’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace.

The program seeks to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors, the Compensation Committee or the Chief Executive Officer.

Compensation Philosophy and Program Objectives. We believe that the compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of Company shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization.  It also provides competitive annual bonus and longer-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives.

The incentive opportunities are based on competitive industry practice, an executive’s role in the organization, and performance.

Our current program contains certain deferred post-employment compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change.  These provisions are designed to support retention of good performers by the organization.

We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that the program balances the need for competitive pay opportunities at the executive level with shareholders’ expectations for reasonable return on their investment.

Program Management. The Compensation Committee of the Board of Directors has primary responsibility for the design and administration of the compensation of the Chief Executive Officer of the Company and the Bank, determines the compensation of the President and Chief Operating Officer of the Bank, and makes recommendations with respect to the compensation program for other executive officers.  The Compensation Committee will consider the make-up and administration of the executive compensation program in light of changing organization needs and operating conditions and changing trends in industry practice.  The Compensation Committee has the power and authority to retain consultants and, in 2006, retained Strategic Compensation Planning, Inc., of Malvern, PA, to assist the Compensation Committee in structuring the employment agreements for the Chief Executive Officer of the Company and the Bank and the President and Chief Operating Officer of the Bank.  See “Executive Compensation” on page 15 for more information regarding these employment agreements.

Role of Executive Management in the Pay Decision Process.  The Compensation Committee is responsible for approving compensation of the Chief Executive Officer of the Company and the Bank and approves the compensation of the President Chief Operating Officer of the Bank.  It will also make recommendations with respect to the compensation of other executive officers.  In formulating its decisions, the Compensation Committee may seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from the Chief Executive Officer.  It will also utilize the services of the Company’s Chief Financial Officer and other officers of the Company to the extent the Compensation Committee deems appropriate.

Program Review and Pay Decision Process.  Annually, the Compensation Committee reviews information on executive compensation levels in the industry and industry program practices, reviews the Company’s compensation program, and considers adjustments to the program, salary adjustments and incentive awards.  The Compensation Committee will examine the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business and the assessments of their individual performances by the Compensation Committee or the Chief Executive Officer.  It will also determine annual bonus compensation, after consideration of Company and individual performance, but which is ultimately discretionary.

The Committee may also be called upon to consider pay related decisions throughout the calendar year as executives are reassigned or promoted and new executives join the organization.  In these instances, the Committee will review all aspects of the executive’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

Pay Decision Factors and Considerations.  The following factors typically influence Compensation Committee decisions on pay and benefits for Company executives:

Salary: executive’s overall performance during the year ending, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

Annual Bonus Compensation: competitive industry practice with respect to size of awards, actual performance (achievement) against goals and objectives.

Longer-term Incentive Awards: competitive industry practice with respect to size of awards, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

Nonqualified Compensation and Benefits: tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

Perquisites: the needs of the executive’s position, frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

Employment Agreements: where they serve Company needs for confidentiality about business practices and plans and preservation of the customer base (noncompetition and nonsolicitation provisions) and competitive industry practices.

Basis for Defining Competitive Compensation Levels and Practices.  The types and levels of compensation included in the Company executive compensation program are generally consistent with current features and programming trends among similar size and type organizations in the Company’s local and regional marketplace.

The Compensation Committee reviews survey reports on national and regional compensation practice within Company’s industry group, focusing on pay levels and practices among Community Banking and Diversified Financial Services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace having assets of $800M to $1.5B.  This range of institutions represents banking companies that are somewhat smaller and somewhat larger than Company.  The asset range will be modified from time to time as Company’s operating circumstances change.

For the 2008 program planning cycle, the Compensation Committee reviewed executive compensation information from the following institutions in Pennsylvania, Delaware, and New Jersey:

Abington Community Bancorp, Inc.	Greater Community Bancorp
Bancorp, Inc.	Leesport Financial Corp.
Bryn Mawr Bank Corp.	Royal Bancshares of Pennsylvania
First Chester County Corp.

Program Components.  There are six (6) elements in the current executive compensation program:

1.
Base Salary.  Base salary opportunities are targeted at the median level of industry practice for comparable jobs in like size and type community banking and financial service organizations.  Within the defined competitive range, an executive’s salary level is based initially on his qualifications for the assignment and experience in similar level and type roles.  Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices.

2.	Health & Welfare Benefits. Executives participate in Company’s qualified health & welfare benefits program on the same terms and conditions as all other employees of the Company.

3.
Annual Performance Incentives.  The Company pays bonus compensation which provides executives with opportunities to earn additional cash compensation in a given year.  Bonus compensation is discretionary, but Company and business unit operating results and individual performance contributions are considered.  Typical annual performance metrics for Company executives include net income, loan and deposit growth and net interest margin. The determination of actual bonus amounts is not formulaic, but, rather, the result of a review of achievements by the CEO and the Compensation Committee and the application of prevailing industry practices on annual incentive awards.

4.
Longer-term Performance Incentives.  Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value.  Awards can result in additional cash compensation or equity grants in the form of stock options or restricted stock.  While the size of such awards may increase or decrease based on current business performance, it is the intention of the Compensation Committee to recommend some combination of the available awards at least annually as an incentive to focus executives future efforts on longer-term needs and objectives of the business.

a.
Equity Grant Plans.  Our Amended and Restated Stock Option and Restricted Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  We can also grant restricted stock to these same audiences.  Our Compensation Committee is the administrator of all stock grant plans.  Stock option or restricted stock grants may be made at the commencement of employment and from time to time to meet other specific retention or performance objectives, or for other reasons.  Periodic grants of stock options or restricted stock are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer.

b.
Deferred Compensation.  At the end of the calendar year, named executive officers may receive, at the Compensation Committee’s discretion, a contribution equal to some percentage of their base salary or base salary and bonus, usually 10%-25%, into our Deferred Compensation Plan.  Contributions vest over three (3) years.  Participant accounts are maintained assuming all contributions are invested in shares of the Company’s common stock and receipt of the deferred compensation and earnings is deferred to normal retirement.

5.
Nonqualified Benefits and Perquisites.  We currently do not offer a nonqualified supplemental retirement income plan (SERP) to any of our executives, but may consider establishing such a benefit plan in the future as executive income levels rise and more are facing reduced retirement income benefits from qualified retirement income plans under current Federal regulations.  Our Chief Executive Officer, as a former non-employee director, has an account balance in a now frozen retirement income plan for Company Directors.

Perquisites for Company executives are generally limited automobile allowance or use of a Company-provided automobile, and, in a very few instances, a club membership.  Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

6.
Employment Agreements and Change of Control Agreements.  Two (2) executives, our CEO and our President, have employment agreements with Company.  As the business grows and more executives are involved in the leadership of the organization, it may be appropriate to extend use of such agreements to other executives.

The CEO and the President have Change of Control severance agreements in their employment contracts with Company.  See “Executive Compensation” on page 15 for additional information regarding these agreements.

a.
Post Retirement Income Benefits.  When retired, former Company executives are only eligible to receive replacement income benefits from our qualified retirement income plans, the same plans covering other employees of the Company.  We do not currently sponsor any type of supplemental retirement income plan for highly compensated employees, although we may consider instituting such a plan in the future.

b.
Severance in the Event of Termination Not for Cause or Change of Control.   Two (2) executives, our CEO and our President, have specific severance arrangements in place with the Company in the event of a termination of their employment not related to a Change of Control and in the event of a Change of Control.  Under these arrangements, our Chief Executive Officer would receive three times the sum of his then-current base salary plus the average of his bonuses for the prior three years, and our Bank President would receive two times the sum of his then-current base salary plus the average of his bonuses for the prior two years.  All outstanding equity grants and other benefit provisions would fully vest.  We also maintain a change in control policy which covers our other named executive officers.  “Severance and Change in Control Benefits” at page 22.

c.	Tax Gross-up Provision. The employment agreement for our Chief Executive Officer provides for an excise tax liability gross-up payment following a Change of Control if his severance benefits exceed the then current IRS standard under Code Section 4999.

Status of the Program and Likely Practices Going Forward. The general structure of the Company executive compensation program was established several years ago and it has been continuously refined to meet the changing needs of the business and to maintain a competitive posture in the marketplace for executive talent.

Due to the Company’s recent financial and operating results for 2007, the Compensation Committee determined not to award any bonus compensation for 2007.  The Compensation Committee will evaluate award opportunities for executives, consistent with performance results.

Both stock option grants and deferred compensation contributions are likely to continue with the size of awards tracking with the performance results of the business.

It is possible that some of these future grants may include performance vesting in lieu of the traditional time vesting requirements attached to past grants.

Nonqualified Benefits.  The Committee will continue to evaluate the need and effectiveness of a supplemental retirement income plan for certain highly compensated employees, but it has made no decision on this matter as of this time.

Perquisites.  We believe the Company’s perquisites have always been modest, offering use of a Company vehicle primarily to those executives who travel among Company’s branch offices and operations centers and those who frequently meet with clients and prospects offsite.  Similarly, club memberships are only provided for those executives who can utilize them in conducting the Company’s business.

Employment Agreements.  The Compensation Committee has responsibility for review of current and proposed employment agreements and will specifically authorize contract renewals.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exemptions for qualified “performance-based” compensation.  The Company has obtained shareholder approval of its stock option plan, and compensation earned pursuant to such plans is exempt from the Section 162(m) limit. Since we retain discretion over bonuses and certain amounts contributed to the Deferred Compensation Plan, such amounts will not qualify for the exemption for performance-based compensation.  Such amounts have not been at levels that, together with other compensation, approached the $1,000,000 limit.  Due to the relatively conservative amount of annual compensation, the Company believes its compensation policies reflect due consideration of Section 162(m).  However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to maintain compliance under Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William W. Batoff, Chairman
Lyle W. Hall, Jr.
Neal I. Rodin

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Batoff, Coleman, Hall, Rodin and Spevak served as members of the Compensation Committee.  No Director who was a member of the Compensation Committee during 2007 has ever served as an officer or employee of the Company or the Bank.  There are no compensation committee interlocks between the Company or the Bank and any other entity, involving the Company’s or the Bank’s, or such entity’s, executive officers or board members.  The Bank has made, and expects to continue to make, loans in the future to our Directors, including members of our Compensation Committee, and to their family members and to firms, corporations, and other entities in which they and their family members maintain interests.  You should refer to “Certain Relationships and Related Transactions” on page 27 for additional information.

Executive Compensation

2007 SUMMARY COMPENSATION TABLE

The following table shows the annual compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2007.  Collectively, these officers are referred to as our “named executive officers.”

Name and Principal Position		Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna Chief Executive Officer	(3)	2007	356,384	-	16,731	8,110	174,290	555,515
		2006	330,000	250,000	-	7,799	128,843	716,642

Louis J. DeCesare President and Chief Operating Officer	(4)	2007	250,000	-	16,731	-	110,739	377,470
		2006	200,000	125,000	-	-	66,952	391,952

Paul Frenkiel Chief Financial Officer	(5)	2007	113,750	-	6,971	-	32,237	152,958
		2006	104,000	13,000	-	-	31,516	148,516

Paul A. Verdi, Jr. Executive Vice President	(6)	2007	165,000	-	6,971	-	50,548	222,519
		2006	136,500	40,950	-	-	49,452	226,902

Neena Miller Executive Vice President	(7)	2007	144,500	-	6,971	-	39,727	191,198
		2006	127,500	38,250	-	-	37,884	203,625

(1)   The amount shown is the dollar amount recognized for financial statement reporting purposes with respect to the referenced fiscal year in accordance with FAS 123R.  Assumptions made in the valuation of option awards for financial statement reporting purposes are discussed in Note 2. Stock Based Compensation in the Notes to Consolidated Financial Statements, included in the Annual Report and Form 10-K accompanying this Proxy Statement.

(2) In 2007 and 2006, respectively, the amounts shown for Harry D. Madonna include $8,110 and $7,798 for a supplemental retirement plan.

(3)   In 2007 and 2006, respectively, other compensation for Harry D. Madonna includes $12,192 and $13,510 of automobile and transportation allowance, $12,380 and $27,485 of business development expense including a club membership which is sometimes used for personal purposes, $3,736 and $4,145 for a limited term disability policy, $3,732 and $4,200 matching contributions by the Company to the Company’s 401(k) plan, and $142,250 and $79,503 contributions by the Company to the Company’s Deferred Compensation Plan which vest over a three-year period.

(4)   In 2007 and 2006, respectively, other compensation for Louis J. DeCesare includes $18,905 and $11,230 of automobile and transportation allowance, $7,834 and $12,540 of business development expense including a club membership which is sometimes used for personal purposes, $9,000 and $0 matching contributions by the Company to the Company’s 401(k) plan, and $75,000 and $43,182 contributions by the Company to the Company’s Deferred Compensation Plan which vest over a three-year period.

(5)   In 2007 and 2006, respectively, other compensation for Paul Frenkiel includes $5,070 and $4,550 of automobile and transportation allowance, $4,417 and $4,819 matching contributions by the Company to the Company’s 401(k) plan, and $22,750 and $22,147 contributions by the Company to the Company’s Deferred Compensation Plan which vest over a three-year period.

(6)   In 2007 and 2006, respectively, other compensation for Paul A. Verdi Jr. includes $7,800 and $7,098 of automobile and transportation allowance, $3,425 and $6,923 of business development expense, $6,323 and $6,657 matching contributions by the Company to the Company’s 401(k) plan, and $33,000 and $28,774 contributions by the Company to the Company’s Deferred Compensation Plan which vest over a three-year period.

(7)   In 2007 and 2006, respectively, other compensation for Neena Miller includes $6,630 and $6,630 of automobile and transportation allowance, $4,197 and $5,267 matching contributions by the Company to the Company’s 401(k) plan, and $28,900 and $25,987 contributions by the Company to the Company’s Deferred Compensation Plan which vest over a three-year period.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)

Name	Grant Date
Harry D. Madonna	January 2, 2007	13,200	11.77	11.77	66,924
Louis J. DeCesare	January 2, 2007	13,200	11.77	11.77	66,924
Paul Frenkiel	January 2, 2007	5,500	11.77	11.77	27,885
Paul A. Verdi, Jr.	January 2, 2007	5,500	11.77	11.77	27,885
Neena Miller	January 2, 2007	5,500	11.77	11.77	27,885

(1)
The grant date fair value was determined in accordance with FAS 123R, by the Black-Scholes option pricing model.  The following assumptions were utilized: a dividend yield of 0%; expected volatility of 25.24%; a risk-free interest rate of 4.7% and an expected life of 7.0 years.  Options vest after four years from the date of grant, with no vesting prior to that date.

The compensation committee met on December 6, 2006 to authorize the granting of the options in the table shown above. and the grant date was January 2, 2007, the first business day of the year. Options issued to Messieurs Madonna and DeCesare represented the annual grant of options as per their employment contracts. The grant date exercise price was the price as of the most recent close on December 29, 2006, of $12.95, which was adjusted in April, 2007 for a 10% stock dividend.

Summary Compensation and Grants of Plan-Based Awards.  Our named executive officers receive a combination of base salary, health and welfare benefits, bonus compensation, long-tern incentive compensation in the form of stock option awards, qualified and nonqualified deferred compensation and perquisites.  Bonus compensation is paid at the discretion of the Compensation Committee after consideration of numerous factors, which may include net income, core deposits, loan growth, income from loan programs, and other factors set by the Compensation Committee.

Effective January 1, 2007, the Company and the Bank entered into an employment agreement with Mr. Madonna and the Bank entered into an employment agreement with Mr. DeCesare.  Mr. DeCesare’s employment agreement was amended effective January 1, 2008.  The compensation paid to Messrs. Madonna and DeCesare is determined, in large part, by the terms of these employment agreements, which are described below.

Harry D. Madonna.  Mr. Madonna currently serves as Chairman of the Board and Chief Executive Officer of the Company and the Bank under the terms of an agreement with an initial term of three years beginning January 1, 2007 at an annual base salary of $330,000.  Pursuant to the terms of the agreement, Mr. Madonna’s annual base salary increased to $363,000 on April 1, 2007, and will increase and additional 10% on April 1, 2008 and 2009.  The Company or the Bank may terminate Mr. Madonna’s agreement after three years with six months prior notice or any time for cause.  Mr. Madonna may terminate the agreement upon six months notice.  Mr. Madonna is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria.  He will also receive 25% of base salary and most recent bonus as deferred compensation, which will vest over three years, pursuant to the Company’s Deferred Compensation Plan.  Annually, for each of the three years of the agreement, Mr. Madonna will receive 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, which will vest four years after the grant.  Mr. Madonna will be provided an automobile and will be reimbursed for its operation, maintenance and insurance expenses.  Additionally, he will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses.  The agreement with Mr. Madonna provides for severance and change in control payments, which are discussed below under the heading, “Severance and Change in Control Benefits” at page 22.  It also provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Company and the Bank.

Louis J. DeCesare Mr. DeCesare currently serves as President and Chief Operating Officer of the Bank under the terms of an agreement with a term of three years beginning January 1, 2007, at a salary of $250,000.  Pursuant to the terms of the agreement, Mr. DeCesare’s annual base salary increased to $275,000 on January 1, 2008, and will increase an additional 10% on January 1, 2009.  The Bank may terminate the DeCesare Agreement after three years with six months prior notice or any time for cause.  Mr. DeCesare may terminate the agreement upon six months notice. Mr. DeCesare is also eligible to receive an annual bonus in an amount set by the sole discretion and determination of the Compensation Committee upon achieving mutually agreed upon budget criteria.  Mr. DeCesare will also receive 20% of base salary and most recent bonus as deferred compensation pursuant to the Company’s Deferred Compensation Plan.  Annually, for each of the three years of the agreement, Mr. DeCesare will receive 12,000 stock options at an exercise price equal to the stock’s market price on the date of grant, which will vest four years after the grant.  Mr. DeCesare will receive a monthly automobile allowance of $1,250.  Additionally, Mr. DeCesare will receive health and disability insurance available to all employees, term life insurance for three times his salary, business related travel and entertainment expenses and club dues and expenses. The agreement with Mr. DeCesare provides for severance and change in control payments, which are discussed below under the heading, “Severance and Change in Control Benefits” at page 22.  It also provides for the non-disclosure by Mr. DeCesare of confidential information acquired by him in the context of his employment with the Bank, and a one year restrictive covenant encompassing various non-compete agreements.

Base Salaries.  At the beginning of 2008, our named executive officers, other than the Messrs. Madonna and DeCesare, received three percent increases in their base salaries.

Annual Bonus Compensation.  No bonuses were awarded to our named executive officers for 2007, based primarily on performance of the Company and the Bank during 2007.

Longer-term Incentives.  The Compensation Committee authorized stock option awards to our named executive officers in January 2007 and January 2008.  The stock option grants to Messrs. Madonna and DeCesare were made pursuant to their employment agreements.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($) (1)	Option Expiration Date

	Exercisable (1)(2)	Unexercisable (1)(3)
Harry D. Madonna		13,200	11.77	January 2, 2017
	27,104		10.05	April 20, 2015
	25,342		6.16	January 1, 2014
	23,851		3.12	December 17, 2012
	23,851		2.77	February 19, 2012
	29,814		1.81	December 26, 2010

Louis J. DeCesare		13,200	11.77	January 2, 2017
	16,885		10.05	April 20, 2015
	17,888		6.16	January 1, 2014
	3,727		3.76	March 31, 2013
	4,472		2.77	February 19, 2012
	4,472		2.72	April 16, 2011

Paul Frenkiel		5,500	11.77	January 2, 2017

Paul A. Verdi, Jr.		5,500	11.77	January 2, 2017
	4,066		10.05	April 20, 2015
	3,727		3.76	March 31,2013
	7,454		6.78	January 1, 2014

Neena Miller		5,500	11.77	January 2, 2017
	7,454		6.16	January 1, 2014
	7,454		3.56	October 29,2009
	3,727		1.81	December 26, 2010

(1)	The number of shares of common stock underlying options and the option exercise prices have been adjusted in accordance with their terms as a result of the Company’s 10% stock dividend in April, 2007.

(2)	All exercisable options are fully vested.

(3)
All unexercisable options are subject to vesting and will vest four years after the date of grant, or on January 2, 2011.  As of January 11, 2008, Ms. Miller’s employment has been terminated and all of her unvested options have been forfeited.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Paul A. Verdi, Jr.	11,927	103,355

 2007 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Harry D. Madonna	Supplemental retirement benefits	15	210,883

In 1992, the Company adopted a supplemental retirement plan for non-employee directors.  The plan was frozen in 1992, but the Company continues to maintain the plan for participants who served as non-employee directors in 1992.  At that time, Mr. Madonna was a non-employee director and he continues to be a participant in the plan.  No other officers of the Company or the Bank participate in the plan.  Mr. Madonna’s years of credited service were determined based on the same pension plan measurement date that we used in preparing our Consolidated Financial Statements for the year ended December 31, 2007, which are included in the Annual Report and Form 10-K accompanying this Proxy Statement.  The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of year end using the assumptions set forth as follows. The plan provides for a retirement benefit of $25,000 per year for ten years, which payments  may begin at the later of actual  retirement date or 65 years of age. Since Mr. Madonna has reached 65 years of age, the amount shown as the present value of the accumulated benefit is the amount necessary to fund $25,000 annual payments over a ten year period.  An approximate 4% rate of return  was assumed to fully fund those annual distributions over the 10 year period.

Benefit Plans in the Notes to Consolidated Financial Statements, included in the Annual Report and Form 10-K accompanying this Proxy Statement.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Harry D. Madonna	10,000	142,250	(50,481)	290,734
Louis J. DeCesare	-	75,000	(59,874)	131,642
Paul Frenkiel	-	22,750	(27,620)	63,785
Paul A. Verdi, Jr.	-	33,000	(40,068)	81,675
Neena Miller	-	28,900	(17,498)	40,093

(1)	These amounts are also included in the Summary Compensation Table.

(2)	Participant accounts are credited with gains, losses and expenses as if they had been invested in the common stock of the Company.

(3)
Company contributions to the Deferred Compensation Plan vest over a three year period.  At December 31, 2007, the vested balances for each of the named executive officers was as follows: Mr. Madonna, $39,816; Mr. DeCesare, $24,524; Mr. Frenkiel, $17,001; Mr. Verdi, $20,435; and Ms. Miller, $0.

All cash compensation which would otherwise be paid to participants may be voluntarily contributed to the plan by them. Registrant contributions are limited by the amounts specified in the contract for Messieurs Madonna and DeCesare, and contributions for other officers are limited to the percentages set by the compensation committee. Registrant contributions vest after three years after the year in which they were made. At December 31, 2007 amounts vested were: Mr. Madonna  $39,816,  Mr. DeCesare  $24,524,  Mr. Frenkiel $17,001,  Mr. Verdi $20,435  and Ms. Miller  $0.

The Company maintains a Deferred Compensation Plan, which permits participants to make contributions up to the amount of the executive’s salary subject to applicable limitations under the Internal Revenue Code (the “Code”).  In addition, the Company may make discretionary contributions to the plan, typically a percentage of the participant’s base salary or annual cash compensation.  The value and any earnings on participant accounts are determined by the changes in value of the Company’s common stock.  The plan permits withdrawals and distributions upon retirement and, subject to applicable limitations under the Code, limited hardship withdrawals.

Severance and Change in Control Benefits

Messrs. Madonna and DeCesare are parties to employment agreements that provide for certain severance and change in control benefits.  Upon the occurrence of a change in control (as defined in the agreements), or termination for any reason other than death, resignation by the executive without cause (as defined in the agreements) and termination by the Company or the Bank with good reason (as defined in the agreements), Mr. Madonna would receive a severance payment equal to three times his annual base salary plus three times his average bonus over the prior three years.  Upon the occurrence of any of the same type of termination events, Mr. DeCesare would receive a severance payment equal to two times his annual base salary plus two times his average bonus over the prior two years.  Mr. Madonna or Mr. DeCesare, as applicable, would receive three years of health and life insurance or cash in an amount equal to the cost of such insurance.  Mr. Madonna would receive an automobile.  Mr. Madonna would also receive a “gross-up’ payment as reimbursement for any additional excise taxes if triggered under section 4999 of the Internal Revenue Code.  If a change in control occurred December 31, 2007, or Mr. Madonna’s employment was terminated December 31, 2007 for any reason other than death, resignation by Mr. Madonna without cause or termination by the Company or the Bank with good reason, Mr. Madonna would have received cash severance, life and health insurance benefits, automobile allowances and tax gross ups aggregating approximately $2.1 million.  If a change in control occurred December 31, 2007, or Mr. DeCesare’s employment was terminated December 31, 2007 for any reason other than death, resignation by Mr. DeCesare without cause or termination by the Company or the Bank with good reason, DeCesare would have received cash severance and life and health insurance benefits aggregating approximately $640,000.  At the election of the executive, payments following a change in control are to be made in a lump sum.  In all other instances payments are to be made over 36 months, in Mr. Madonna’s case, or 24 months, in Mr. DeCesare’s case.

The Company has adopted a change in control policy for certain senior officers, including Messrs. Frenkiel and Verdi and Ms. Miller.  The policy is not applicable to Messrs. Madonna and DeCesare.  The policy provides that upon the occurrence of a change in control or similar transaction that does not receive the approval of the Board required by the policy, particularly a hostile takeover, which is followed by a termination of employment, any officer eligible to receive benefits under the policy would receive a payment equal to two times his or her annual base salary.  Had Mr. Frenkiel terminated his employment on December 31, 2007, following a covered change in control, he would have received change in control benefits under the policy equal to approximately $228,000.  Mr. Verdi would have received $330,000 and Ms. Miller would have received $289,000.

Director Compensation

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
William W. Batoff	31,500	5,070	3,629		40,199
Robert J. Coleman	28,250	5,070			33,320
Lyle W. Hall, Jr.	33,750	5,070			38,820
Neal I. Rodin	26,750	5,070	7,498		39,318
Steven J. Shotz (3)	43,050	5,070	7,498	14,024	69,642
Barry L. Spevak	31,125	5,070			36,195
Harris Wildstein Esq. (4)	46,350	5,070	7,210	16,895	75,525

(1)
The amount shown is the dollar amount recognized for financial statement reporting purposes with respect to the referenced fiscal year in accordance with FAS 123R.  Assumptions made in the valuation of option awards for financial statement reporting purposes are discussed in Note 2. Stock Based Compensation in the Notes to Consolidated Financial Statements, included in the Annual Report and Form 10-K accompanying this Proxy Statement.  As of December 31, 2007, the following directors had the following outstanding options: Mr. Batoff, 26,052; Mr. Coleman, 10,996; Mr. Hall, 10,996; Mr. Rodin 24,561; Mr. Shotz, 126,797 (which expired February 14, 2008 except for 63,355 exercised by that date); Mr. Spevak, 10,996; and Mr. Wildstein, 122,325.  Options issued in 2007 vest three years from the January 2, 2007 date of grant.  Fair value as of the date of grant for each director was $15,210. In the three year period ended December 31, 2007, directors  received, on average, 3,000 options per year. Other options outstanding reflected in the director totals  were issued with grant dates from  December 1998.

(2)
Amounts shown represent the 2007 expense for supplemental retirement benefits for directors who served as such in 1992, the year in which the benefit originated. The benefit has not been offered since 1992.

(3)
All other compensation for Steven J. Shotz includes $11,323 as auto and other transportation allowance in his capacity as chairman of the loan committee, and $2,701 of expenses for business development.  Mr. Shotz resigned from the Board of Directors on November 14, 2007.

(4)	All other compensation for Harris Wildstein Esq. includes $16,895 of expenses for business development.

Employee Directors receive no additional compensation for their service on the Board.  During 2007, non-employee Directors received a $6,000 quarterly retainer.  The Audit Committee Chair received $1,500 for each Audit Committee meeting attended and each other member of the Audit Committee received $1,000 for each Audit Committee meeting attended.  The Chair of all other Board committees received $750 for each committee meeting attended and each other member of those committees received $500 for each committee meeting attended.  Beginning December 1, 2007, non-employee Directors also receive an additional retainer of $1,000 per month for business development and other expenses incurred in connection with their service as Directors.

Non-employee Directors are eligible to receive grants of stock options under the Company’s Stock Option Plan and Restricted Stock Plan and eligible to participate in the Company’s Deferred Compensation Plan.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007, with respect to the shares of common stock the may be issued under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by security holders: Amended and Restated Stock Option Plan and Restricted Stock Plan	737,841	$6.31	(1)
Equity compensation plans not approved by security holders:	--	--	--
Total	737,841	$6.31	(1)

(1)
The amended plan includes an "evergreen formula" which provides that the maximum number of shares which may be issued is 1,540,000 shares plus an annual increase equal to the number of shares required to restore the maximum number of shares available for grant to 1,540,000 shares.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.  Based on the Company’s review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2007 through December 31, 2007 were made on a timely basis.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards AU § 380).  The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent accountants referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lyle W. Hall, Jr. Chair
William W. Batoff
Barry L. Spevak

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, neither the preceding Audit Committee Report nor the Compensation Committee Report at page 14 shall be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 20, 2008, information with respect to the holdings of Company securities of all persons which the Company, pursuant to filings with the Securities and Exchange Commission and the Company’s stock transfer records, has reason to believe may be beneficial owners of more than five percent (5%) of the Company's outstanding common stock, each Director and Director nominee, each named executive officer, and by all of the Company’s executive officers and Directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)

Harry D. Madonna	775,647(3)	7.1%

William W. Batoff	165,195(4)	1.5%

Robert J. Coleman	156,768(5)	1.5%

Neal I. Rodin	190,280(6)	1.8%

Harris Wildstein, Esq.	822,907(7)	7.5%

Louis J. DeCesare	62,923(8)	*

Paul Frenkiel	112,460(9)	1.0%

Lyle W. Hall, Jr.	50,214(10)	*

Barry L. Spevak	25,842(11)	*

Paul A. Verdi	21,550(12)	*

Neena Miller	23,660(13)	*

All Directors and executive officers as a group (12 persons)	2,426,880	21.6%

*         Represents less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102.  The group of Directors and executive officers was determined as of February 20, 2008 and does not reflect any changes in management since that date.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, the Company’s common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, the Company’s common stock, is determined to be a beneficial owner of the Company’s common stock.  All shares are subject to the named person’s sole voting and investment power unless otherwise indicated.  Shares beneficially owned include options to purchase shares which are currently exercisable or which will be exercisable within 60 days of February 20, 2008.  Percentage calculations presume that the identified individual or group exercise all of his, her or their respective options and that no other holders of options exercise their options.  As of February 20, 2008 there were 10,800,546 shares of the Company’s common stock outstanding.

(3)	Includes 129,962 shares of common stock issuable subject to options which are currently exercisable.

(4)	Includes 22,752 shares of common stock issuable subject to options which are currently exercisable.

(5)	Includes 7,696 shares of common stock issuable subject to options which are currently exercisable.

(6)	Includes 21,261 shares of common stock issuable subject to options which are currently exercisable.

(7)
Includes 119,025 shares of common stock subject to options which are currently exercisable. Also includes 15,028 shares in trust for his daughter,  12,235 shares with power of attorney for his mother, and 21,092 shares owned by his son.

(8)	Includes 47,444 shares of common stock issuable subject to options which are currently exercisable.

(9)	Includes no shares of common stock issuable subject to options which are currently exercisable.

(10)	Includes 7,696 shares of common stock issuable subject to options which are currently exercisable.

(11)	Includes 7,696 shares of common stock issuable subject to options which are currently exercisable.

(12)	Includes 15,246 shares of common stock issuable subject to options which are currently exercisable.

(13)	Includes 18,634 shares of common stock issuable upon exercise of options none of which are currently exercisable.

Certain Relationships and Related Transactions

The Bank has made, and expects to continue to make, loans in the future to our directors and executive officers and their family members, and to firms, corporations, and other entities in which they and their family members maintain interests.  None of such loans are, as of the date of this proxy statement, or were at December 31, 2007, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.

The Company was formerly the parent corporation and bank holding company of First Bank of Delaware.  On January 31, 2005, the Company “spun off” First Bank of Delaware through a pro rata distribution to its shareholders of all of the outstanding shares of stock of First Bank of Delaware.  Four of the Company’s Directors, Messrs. Madonna, Batoff, Hall and Wildstein, also serve as Directors of First Bank of Delaware.  There are five members of the Board of Directors of First Bank of Delaware.  In addition to the common directors, certain executive officers of the Company and the Bank service as executive officers of First Bank of Delaware.  Mr. Madonna serves as Chief Executive Officer, Mr. Frenkiel serves as Chief Financial Officer, and Mr. McGarry serves as Executive Vice President and Chief Operations Officer of First Bank of Delaware.

The following agreements between the Company and First Bank of Delaware have remained in force following the spin-off of First Bank of Delaware by the Company in 2005:

•	Financial Accounting and Reporting Service Agreement dated July 31, 2004;

•	Compliance Services Agreement dated July 31, 2004;

•	Operation and Data Processing Services Agreement dated July 31, 2004; and

•	Human Resources and Payroll Services Agreement dated July 31, 2004

The agreements set forth above provide for data processing, accounting, human resources and compliance services. All such services are provided by BSC Services Corporation, a subsidiary of First Bank of Delaware.  We reimburse BSC Services Corporation for actual costs incurred in connection with the provision of such services.  In 2007, we reimbursed BSC $12.0 million for these services.

All transactions with related persons are approved by the Board of Directors of the Company.

Registered Public Accounting Firm

The following table presents fees for the audit of the Company’s annual financial statements and other professional services by Beard Miller Company, LLP (“BMC”), the Company’s independent auditors, for the fiscal years ended December 31, 2007 and 2006.

	2007	2006

Audit Fees:	$140,000	$131,000

Audit-Related Fees:		--

Tax Fees:	14,000	12,500

All Other Fees:		--

Total Fees	$154,000	$143,500

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BMC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

All Other Fees consist of fees billed for products and services provided by the principal accountant, other than those services described above.

Representatives of BMC are expected to be present at the Annual Meeting, they will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.  As of the date of this Proxy Statement, the Audit Committee has not yet met to select the Company’s auditors for 2008.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates.  The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their auditors’ work.  During the course of the year, the chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process.  The chairman reports any interim pre-approvals at the following quarterly meeting.  At each of the meetings, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.  During fiscal 2007, all audit and non-audit services performed by BMC for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Code of Ethics

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The text of the Company’s code of ethics is available on the Company’s website at www.rfbkonline.com.

Shareholder Proposals and Nominations for the 2009 Annual Meeting

Any shareholder who intends to present a proposal for consideration at the Company’s 2008 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 23, 2008 in order to have the Company consider the inclusion of such proposal in the Company’s 2009 Proxy Statement relating to the 2009 Annual Meeting.  Reference is made to SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2009 Annual Meeting of Shareholders outside of the process of SEC Rule 14a-8 must deliver written notice of any proposed director nomination or other proposal for consideration at the Bank’s 2009 Annual Meeting of Stockholders to the Bank’s Corporate Secretary no later than November 23, 2008, pursuant to the Company’s advance notice by-law.  This requirement is separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Bank’s proxy statement.

Nominations for election to the Board of Directors at the 2009 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2009 Annual Meeting of Shareholders.  Such nominations must be addressed as follows:  Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102.  Nominations for the 2009 Annual Meeting must be received by the Corporate Secretary no later than November 23, 2008 and must be accompanied by the following information: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the Board; and (v) the consent of each nominee to serve as a Director of the Company if so elected.  The Chairman of any meeting of shareholders held to elect Directors and the Board of Directors may refuse to recognize the nomination of any person not made in compliance with such provisions.  There have been no material changes in these procedures since the date of the Proxy Statement for the 2007 Annual Meeting of Shareholders.

Security Holders Sharing an Address

Only one copy of this Proxy Statement and the accompanying Annual Report and Form 10-K are being delivered to multiple shareholders sharing an address unless the Company has previously received contrary instructions from one or more of such shareholders.  On written or oral request to Denise Tinney, Corporate Secretary, Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19103, (215) 735-4422, extension 5253, the Company will deliver promptly a separate copy of this Proxy Statement and the accompanying Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered.  Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of our Proxy Statements and annual reports should provide written or oral notice to the Corporate Secretary at the address and telephone number set forth above.

Annual Report and Form 10-K

A copy of the Company’s Annual Report and Form 10-K accompanies this Proxy Statement.  On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of common stock on March 13, 2008, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner.  Requests should be directed to Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA  19103, (215) 735-4422, extension 5253.

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

Denise Tinney,
Corporate Secretary

March 14, 2008